As filed with the Securities and Exchange Commission on November 17, 2017

Registration No. 333-161517

Registration No. 333-59350

Registration No. 333-44822

Registration No. 333-31784

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

Form S-8 Registration Statement No. 333-161517

Form S-8 Registration Statement No. 333-59350

Form S-8 Registration Statement No. 333-44822

Form S-8 Registration Statement No. 333-31784

UNDER

THE SECURITIES ACT OF 1933

ONVIA, INC.

(Exact name of registrant as specified in its charter)

Delaware	91-1859172
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

509 Olive Way, Suite 400
Seattle, Washington	98101
(Address of Principal Executive Offices)	(Zip Code)

Onvia, Inc. 2008 Equity Incentive Plan

DemandStar.com, Inc. 1999 Employee Incentive Compensation Plan

Stock Option and Incentive Plan

2000 Employee Stock Purchase Plan

Amended and Restated 1999 Stock Option Plan

2000 Directors’ Stock Option Plan

(Full title of the plans)

John K. Stipancich

Vice President and Secretary

509 Olive Way, Suite 400

Seattle, Washington 98101

(Name and address of agent for service)

(206) 282-5170

(Telephone number, including area code, of agent for service)

Copies to:

Joel T. May

William J. Zawrotny

Jones Day

1420 Peachtree Street, N.E., Suite 800

Atlanta, Georgia 30309-3053

(404) 521-3939

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

These post-effective amendments (collectively, the “Post-Effective Amendments”) relate to the following Registration Statements on Form S-8 (each, a “Registration Statement” and, collectively, the “Registration Statements”) filed by Onvia, Inc. (the “Company”) with the Securities and Exchange Commission (the “SEC”):

•	File No. 333-161517 registering 190,000 shares of common stock, $0.0001 par value per share, of the Company (“Shares”) for issuance under the Onvia, Inc. 2008 Equity Incentive Plan;

•	File No. 333-59350 registering 1,820,040 Shares for issuance under the DemandStar.com, Inc. 1999 Employee Incentive Compensation Plan;

•	File No. 333-44822 registering 209,435 Shares for issuance under the Stock Option and Incentive Plan; and

•	File No. 333-31784 registering (i) 6,600,000 Shares for issuance under the 2000 Employee Stock Purchase Plan, (ii) 40,122,332 Shares for issuance under the Amended and Restated 1999 Stock Option Plan and (iii) 600,000 Shares for issuance under the 2000 Directors’ Stock Option Plan.

On November 17, 2017, pursuant to the Agreement and Plan of Merger, dated as of October 4, 2017, by and among the Company, Project Diamond Intermediate Holdings Corporation (“Parent”) and Project Olympus Merger Sub, Inc. (“Purchaser”), Purchaser merged with and into the Company (the “Merger”), with the Company continuing as the surviving corporation and a wholly owned subsidiary of Parent.

As a result of the Merger, the Company has terminated all offerings of securities pursuant to the Registration Statements. In accordance with undertakings made by the Company in the Registration Statements to remove from registration, by means of a post-effective amendment pursuant to Rule 478 under the Securities Act of 1933, any of the securities that had been registered for issuance that remain unsold at the termination of such offering, the Company hereby removes from registration all of such securities registered but unsold under the Registration Statements as of the date hereof, if any. Each Registration Statement is hereby amended, as appropriate, to reflect the deregistration of all such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused the Post-Effective Amendments to the Registration Statements described above to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Seattle, State of Washington, on November 17, 2017.

ONVIA, INC.

By:	/s/ John K. Stipancich
	Name:	John K. Stipancich
	Title:	Vice President and Secretary

No other person is required to sign the Post-Effective Amendments to the Registration Statements in reliance upon Rule 478 under the Securities Act of 1933.